Exhibit 10.1

January 30, 2019

Caixuan Xu

305 Minton Valley Lane

Cary, NC 27519

Re: Offer of Employment with HF Foods Group Inc.

Dear Caixuan,

HF Foods Group Inc. (the “Company”) is very pleased to offer you employment as Co-CFO beginning on February 1, 2019. This letter states the complete terms and conditions of your offer, subject to a satisfactory result of references and a background check, as well as final review and approval by the Company’s Board and its Compensation Committee. If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1.     Duties. As Co-CFO, you will serve as a key member of the executive team and be responsible for developing the financial well-being of the Company by providing financial projections and accounting services; preparing growth plans; studying economic trends and revenue opportunities; projecting acquisition and expansion prospects; analyzing organization operations; identifying opportunities for improvement, cost reduction, and systems enhancement; accumulating capital to fund expansion; and, directing accounting and treasury staff. You will report to Jonathan Ni, CFO, and to Zhou Min Ni, CEO, who will be primarily responsible for evaluating your performance. Upon the planned resignation of Jonathan Ni as Chief Financial Officer, following the release of the Company’s 2018 annual financial report expected in April 2019, you will assume the position of Chief Financial Officer of the Company, but Jonathan Ni shall remain the sole principal financial officer and sole principal accounting officer of the Company until such time as his successor is duly appointed. The Company may change your position, title, and duties from time to time as it deems necessary, it being expressly acknowledged and agreed that it is contemplated that you may be replaced as Chief Financial Officer during the Initial Term or any extension of your employment with the Company and assigned responsibilities commensurate with a senior financial executive position. You will perform all of your duties in compliance with all policies and practices of the Company now or hereafter in effect.

2.     Compensation and Benefits. Subject to the conditions stated above, beginning on February 1, 2019 (“Date of Hire”), you will be compensated according to the Compensation Plan attached hereto as Exhibit A, and receive benefits according to our enrollment eligibility process. All compensation provided in this offer will be subject to tax withholding in accordance with federal and state law.

3.     Company Agreements. This offer is conditioned upon you executing the Company’s Confidentiality, Non-Competition, Non-Solicitation and Arbitration Agreement upon commencement of your employment. A copy is attached for your review.

4.     Term of Employment. Effective as of the Date of Hire, and upon your fulfillment of the conditions stated above, the Company agrees to employ you, and you accept employment by the Company, for the period commencing on the Date of Hire and ending on the first anniversary of the Date of Hire (the “Initial Term”), subject to earlier termination as hereinafter set forth below.

5.1.     Termination.

(a)       Termination by Company Without Cause. Subject to Section 5.2, the Company may terminate your employment and all of the Company’s obligations under this offer at any time and for any reason.

(b)       Termination by You for Good Reason. Subject to Section 5.2, you may terminate your employment obligation hereunder (but not your obligations under the Confidentiality, Non-Competition, Non-Solicitation and Arbitration Agreement) for “Good Reason” (as hereinafter defined) if you give written notice thereof to the Company within thirty (30) days of the event you deem to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean the Company’s material breach of this Agreement or any other written agreement between you and the Company which is not cured within thirty (30) days after receipt by the Company from you of written notice of such breach. For sake of clarity, you and Company acknowledge and agree that a change in your title and position, such that you are no longer Co-CFO or Chief Financial Officer of the Company, shall not be a material breach of this Agreement or Good Reason for you to terminate your employment, provided that you continue to receive the same rate and terms of compensation as herein provided following the change in your title and position.

(c)       Termination by Company For Cause. Subject to Section 5.2, the Company may terminate your employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to you stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) your willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with your position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed the assigned duties and allowing you twenty (20) days after receipt by you of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between you and the Company which is not cured within thirty (30) days after receipt by you from the Company of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within twenty (20) days after receipt by you from the Company of written notice of such violation, (iv) your willful misconduct which is materially and demonstrably injurious to the Company, (v) your conviction by a court of competent jurisdiction of, or your pleading guilty or nolo contendere to, any felony, or (vi) your commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business.

(d)      Termination Upon Death or Disability. Subject to Section 5.2, your employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon your death, and (ii) in the event of your disability, by the Company giving notice of termination to you. For purposes of this Agreement, “disability” means your inability, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether you are disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company. You shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 5.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or you with respect to yourself, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of your rights under State workers compensation laws or State or federal Family and Medical Leave laws.

(e)      Termination Upon Expiration of Initial Term. Subject to Section 5.2, your employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon expiration of the Initial Term, provided that there is no agreement executed in writing between you and the Company prior to expiration of the Initial Term to extend your employment beyond that date.

5.2      Rights Upon Termination.

(a)      Section 5.1(a) and 5.1(b) Termination. If your employment terminates pursuant to Section 5.1(a) or 5.1(b) hereof, you shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clauses 5.2(a)(ii) and 5.2(a)(iii) below, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors or Compensation Committee for you for such Bonus Year) (iii) payment of Base Salary for eight (8) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, and (iv) reimbursement of expenses to which you are entitled as of the date of termination.

(b)       Section 5.1(c) and 5.1(d) Termination. If your employment is terminated pursuant to Sections 5.1(c) or 5.1(d) hereof, or if you quit employment (other than for Good Reason) notwithstanding the terms of this Agreement, you or your estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clause 5.2(b)(iii) below, (i) any unpaid Base Salary, (ii) in the case of Section 5.1(d) hereof, the value of any accrued but unused vacation, (iii) in the case of Section 5.1(d) hereof, a pro-rata portion (based on the number of days of the Bonus Year prior to the effective date of termination) of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs, and (iv) reimbursement of expenses to which you are entitled as of the date of termination.

(c)       Section 5.1(e) Termination. If your employment terminates pursuant to Section 5.1(e) hereof, you shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clauses 5.2(c)(ii) and 5.2(c)(iii) below, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) a pro-rata portion of any Performance Bonus that would be payable with respect to the Bonus Year in which the termination occurs (based on the number of days of the Bonus Year prior to the effective date of termination and the amount of the Target Bonus set by the Board of Directors or Compensation Committee for you for such Bonus Year) (iii) payment of a single, lump sum in lieu of all other severance benefits in the gross amount of Fifty-Five Thousand Dollars ($55,000.00), and (iv) reimbursement of expenses to which you are entitled as of the date of termination. For sake of clarity, you and Company acknowledge and agree that, if the Company offers to extend your employment beyond the Initial Term at the same rate and terms of compensation as herein provided, and you decline such offer of continued employment, you shall not be entitled to receive the severance payment provided in clause 5.2(c)(iii) above, notwithstanding that the Company’s offer of continued employment provides for a change in your title and position such that you would no longer be Co-CFO or Chief Financial Officer of the Company.

6.         Exempt Employment. The Company’s regular working day is from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

7.        Miscellaneous. This letter and any other documents subsequently signed by you constitute the complete and exclusive terms and conditions of your employment and supersede any and all prior agreements, whether written or oral. This agreement will be governed by and construed according to the laws of the State of North Carolina. By joining the Company, you are agreeing to abide by all laws and regulations, and all of the Company policies and procedures. Violations of these policies may lead to immediate termination of employment in the Company’s sole discretion. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us at the Company. If you wish to accept this offer under the terms and conditions described above please sign and date this document and return it to Jonathan Ni by January 31, 2019. If you have any questions about the terms of this offer, please do not hesitate to call us to discuss at your earliest convenience.

Sincerely,

/s/ Zhou Min Ni

HF Foods Group Inc.

I have read this offer and I understand and accept its terms.

/s/ Caixuan Xu

Date: 1/30/2019

EXHIBIT A

COMPENSATION

Your starting semi-monthly base salary will be $9,166.67, which is equivalent to $220,000 on an annualized basis. Your compensation is subject to adjustment from time to time in accordance with the company’s compensation policies.

You will be entitled to three (3) weeks of paid vacation during the Initial Term.

You will be eligible to earn an annual performance-based bonus based on performance criteria approved by the Company’s Board of Directors or its Compensation Committee for each full or pro rata portion of any fiscal year during which you are employed by the Company (each, a “Bonus Year”), the terms and conditions of which as well as your entitlement thereto being determined annually in the sole discretion of the Company’s Board of Directors or its Compensation Committee (the “Performance Bonus”). The amount of the Performance Bonus will vary based on the achievement of Company and individual performance criteria established by the Company’s Board of Directors or its Compensation Committee, but the performance criteria will be set to target a Performance Bonus equal to $30,000.00 per Bonus Year if the performance criteria are met (the “Target Bonus”).

In addition, the Company will cover travel and other reasonable expenses associated with the commute to and from your home office.

You will also be eligible to participate in the benefit programs the Company makes available to its employees. Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.